Exhibit 23.1

TIANYUAN LAW FIRM

11F/Tower C, Corporate Square, 35 Financial St.

Beijing. 100032, P. R. China

Tel: (8610) 8809-2188; Fax: (8610)8809-2150.

Date: November 13, 2007

New Oriental Education & Technology Group Inc.

No.6 Hai Dian Zhong Street

9th Floor

Haidian District, Beijing 100080

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “REGULATION” included in the Form 20-F, which is filed by New Oriental Education & Technology Group Inc. on November 13, 2007, with the Securities and Exchange Commission pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934 for the fiscal year ended May 31, 2007. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Tian Yuan Law Firm